Exhibit 10.12

FISCAL 2016/2017/2018 ANNUAL INCENTIVE BONUS PLAN SUMMARY

The Company’s named executive officers are: Ralph T. Finkenbrink, President and Chief Executive Officer; Kevin D. Bates, Senior Vice President of Branch Operations; and Katie L. MacGillivary, Vice President of Finance, Chief Financial Officer and Corporate Secretary. The Company establishes annual incentive bonus programs for its named executive officers. The annual incentive bonus programs for the fiscal year ending March 31, 2018 (“Fiscal 2018”) have not been established as of the date of filing of the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, but they are expected to be in place by the time of filing the Proxy Statement and Information Statement relating to the 2017 Annual General Meeting of Shareholders. Set forth below is a summary of the principal terms of such annual incentive bonus programs for the fiscal year ended March 31, 2016 (“Fiscal 2016”) and the fiscal year ended March 31, 2017 (“Fiscal 2017”):

Fiscal 2016

Discretionary Cash Bonuses. In addition to his or her annual base salary, each of Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary was entitled to receive cash bonuses for Fiscal 2016 at the discretion of the Compensation Committee of the Company’s Board of Directors. The Compensation Committee awarded cash bonuses for Fiscal 2016 of $32,500, $25,000 and $17,500 to Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary, respectively. In determining such bonuses, the Compensation Committee considered various factors it deemed appropriate, such as (without limitation) profitability, portfolio growth, branch expansion, and competitive circumstances.

Fiscal 2017

Discretionary Cash Bonuses. In addition to his or her annual base salary, each of Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary was entitled to receive cash bonuses for Fiscal 2017 at the discretion of the Compensation Committee of the Company’s Board of Directors. The Compensation Committee chose not to award any discretionary cash bonuses.

Equity Awards. The Company’s current Named Executive Officers received the following equity awards under the Equity Plan as part of the Fiscal 2017 incentive bonus program noted in the Proxy Statement and Information Statement relating to the 2016 Annual General Meeting of Shareholders:

Executive Officer	Time Vested Restricted Stock*	Performance Unit Restricted Stock**
Ralph T. Finkenbrink	11,704	5,194
Kevin D. Bates	6,367	2,825
Katie L. MacGillivary	4,682	2,077

*	These awards were granted on July 12, 2016 and will vest on March 31, 2019.

**	These awards relate to the measurement period ending March 31, 2017, and will vest on March 31, 2019.

Performance Cash Bonuses. In addition to his or her annual base salary, each of Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary was entitled to receive cash bonuses for Fiscal 2017 based up on the Performance component of the Executive Compensation Plan noted in the Proxy Statement and Information Statement relating to the 2016 Annual General Meeting of Shareholders. The executives were awarded performance cash bonuses for Fiscal 2017 of $29,898, $14,422 and $10,816 to Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary, respectively.

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